Exhibit 10(b)

                   Written Consent of Deloitte & Touche LLP


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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 33-83928 of Retirement Plan Series Account of Great-West Life & Annuity Insurance Company of our report dated February 22, 2000 on the financial statements of Retirement Plan Series Account and our report dated January 31, 2000 on the financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Condensed Financial Information" in such Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Denver, Colorado
April 25, 2000